Exhibit 99.1

Kite Pharma Reports Second Quarter 2015 Financial Results

SANTA MONICA, Calif., August 10, 2015 (GLOBE NEWSWIRE) — Kite Pharma, Inc. (Kite) (Nasdaq:KITE), a clinical-stage biopharmaceutical company focused on developing engineered autologous T cell therapy (eACT™) products for the treatment of cancer, today reported financial results for the quarter ended June 30, 2015.

“This past quarter has been marked by a number of significant milestones. Most notably, we launched the first Company-sponsored clinical trial of our lead product candidate, KTE-C19,” said Arie Belldegrun, M.D., FACS, Chairman, President and Chief Executive Officer. “We also entered into multiple collaborations, and expanded our manufacturing capabilities. In addition, we were very pleased to convene our first investor day on June 23rd, which allowed us to unveil new initiatives and highlight the progress of both our chimeric antigen receptor (CAR) and T cell receptor (TCR) programs.”

Highlights of Developments in Second Quarter 2015

•	Commenced Kite’s Phase 1/2 clinical trial of KTE-C19, an anti-CD19 CAR T-cell therapy, for treatment of refractory, aggressive Non-Hodgkin’s Lymphoma (NHL).

•	Presented clinical biomarker results at the 2015 American Society of Clinical Oncology Annual Meeting, which demonstrated that conditioning chemotherapy was associated with a significant rise in homeostatic cytokines and chemokines, which could favor expansion, activation, and trafficking of CAR T cells.

•	Announced our first TCR product candidate, targeting HPV-16 E6, that we plan to advance to a company-sponsored clinical trial.

•	Entered into an exclusive worldwide collaboration with bluebird bio to advance second generation TCR products to treat HPV-associated cancers.

•	Partnered with The Leukemia & Lymphoma Society to enhance the development of KTE-C19 in refractory, aggressive NHL and to launch CAR T-cell therapy educational programs.

•	Completed construction of our clinical supply manufacturing facility in Santa Monica, California.

•	Began construction on our manufacturing facility in El Segundo, California to support our commercial plans.

•	Hosted our first Investor Day, which focused on our future research, clinical, and manufacturing plans.

Second Quarter 2015 Financial Results

•	Cash Position: As of June 30, 2015, Kite had $392.9 million in cash, cash equivalents, and marketable securities, compared to $367.0 million as of December 31, 2014.

•	Cash Burn: The net increase of $25.9 million in the first half of 2015 was primarily due to $26.7 million in proceeds from the underwriters’ exercise of the over-allotment option from the follow-on public offering and the $60.0 million upfront payment from the Amgen collaboration. This increase was partially offset by cash outflows related to the acquisition of TCF™, license obligations, and funding of ongoing operations, including for the advancement of the KTE-C19 program.

•	Net Loss: GAAP net loss attributable to common stockholders was $20.9 million, or $0.48 per share, for the second quarter of 2015, compared to $17.9 million, or $2.27 per share, for the second quarter of 2014. Non-GAAP net loss attributable to common stockholders for the second quarter of 2015 was $11.5 million, or $0.26 per share. Non-GAAP net loss for the second quarter of 2015 excludes non-cash stock-based compensation expense of $9.4 million. Please see “Note Regarding Use of Non-GAAP Financial Measures” for a reconciliation of GAAP net loss to non-GAAP net loss.

•	Revenue: Collaboration revenue was $4.4 million for the second quarter of 2015 compared to $0 for the second quarter of 2014. The increase was primarily comprised of the amortization of deferred revenue related to the $60.0 million upfront payment received from Amgen in the first quarter of 2015.

•	Total Operating Expenses: Total GAAP operating expenses for the second quarter of 2015 were $26.4 million compared to $11.1 million for the second quarter of 2014.

•	R&D Expenses: GAAP research and development (R&D) expenses were $16.6 million for the second quarter of 2015, compared to $7.4 million for the second quarter of 2014. The increase of $9.2 million was primarily due to costs associated with the ongoing KTE-C19 Phase 1/2 clinical trial in DLBCL, preparing for the additional trials in acute lymphoblastic leukemia (ALL), mantle cell lymphoma (MCL), and chronic lymphocytic leukemia (CLL) later this year, as well as increased personnel expense, including non-cash stock-based compensation, and costs related to growing the Company’s operations in the US and EU.

•	G&A Expenses: GAAP general and administrative (G&A) expenses were $9.8 million for the second quarter of 2015, compared to $3.7 million for the second quarter of 2014. The increase of $6.1 million was primarily due to increased personnel expense, including non-cash stock-based compensation, and other professional expenses to support growing the Company’s operations, as well as license obligations.

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2015 Financial Guidance: Kite’s guidance remains unchanged. Kite expects to burn between $100 million and $125 million in cash for the full year 2015, which includes both operating expenses and capital expenditures. This guidance does not include cash inflows or outflows for business development activities.

Conference Call and Webcast Details

Kite will host a live conference call and webcast today at 4:30pm Eastern Time to discuss its financial results and provide a general business update. The live webcast and subsequent replay may be accessed by visiting the Company’s website at ir.kitepharma.com. Please connect to the Company’s website at least 5-10 minutes prior to the live webcast to ensure adequate time for any necessary software download. Alternatively, please call (844) 856-8656 (U.S.) or (443) 877-4062 (international) to listen to the live conference call. The conference ID number for the live call is 98583072. Please dial in approximately 10 minutes prior to the call. The webcast will be available on the Company’s website for two weeks following the event.

About Kite Pharma, Inc.

Kite Pharma, Inc., is a clinical-stage biopharmaceutical company engaged in the development of novel cancer immunotherapy products, with a primary focus on engineered autologous T-cell eACT™ designed to restore the immune system’s ability to recognize and eradicate tumors. Kite is based in Santa Monica, CA.

Kite Pharma, Inc. Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The press release may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: the success and timing of the Phase 1/2 KTE-C19 clinical trial, the success of Kite’s collaborations with bluebird bio and LLS, the success and timing of conducting additional clinical trials of KTE-C19 and of progressing a HPV TCR product candidate and Kite’s 2015 financial guidance. Various factors may cause differences between Kite’s expectations and actual results as discussed in greater detail in Kite’s filings with the Securities and Exchange Commission, including without limitation in its Form 10-Q for the quarter ended June 30, 2015. Any forward-looking statements that are made in this press release speak only as of the date of this press release. Kite assumes no obligation to update the forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

KITE PHARMA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	JUNE 30, 2015	DECEMBER 31,
	(unaudited)	2014
ASSETS
Current assets
Cash, cash equivalents, and marketable securities	$392,888	$367,040
Prepaid expenses and other current assets	10,406	1,330

Total current assets	403,294	368,370
Property and equipment, net	11,321	2,256
Intangible assets and goodwill, net	39,348	—
Other assets	10,766	127

Total assets	$464,729	$370,753

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$4,450	$2,320
Deferred revenue	15,000	—
Accrued expenses and other current liabilities	7,550	4,405

Total current liabilities	27,000	6,725
Deferred revenue, less current portion	39,078	—
Contingent consideration	16,021	—
Other non-current liabilities	6,456	1,439

Total liabilities	88,555	8,164

Total stockholders’ equity	376,174	362,589

Total liabilities and stockholders’ equity	$464,729	$370,753

KITE PHARMA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(unaudited)

	THREE MONTHS		SIX MONTHS
	ENDED JUNE 30,		ENDED JUNE 30,
	2015	2014	2015	2014
Revenue:
Collaboration revenue	$4,403	$—	$7,284	$—
Operating expenses:
Research and development	16,588	7,424	25,849	9,516
General and administrative	9,774	3,716	18,945	4,786

Total operating expenses	26,362	11,140	44,794	14,302

Loss from operations	(21,959)	(11,140)	(37,510)	(14,302)
Other income (expense):
Interest income	498	47	965	68
Interest expense	(1)	(6,266)	(5)	(6,266)
Other income (expense)	570	1	571	1

Total other income (expense)	1,067	(6,218)	1,531	(6,197)

Net loss	(20,892)	(17,358)	(35,979)	(20,499)
Series A preferred stock dividend	—	(532)	—	(1,089)

Net loss attributable to common stockholders	$(20,892)	$(17,890)	$(35,979)	$(21,588)

Net loss per share, basic and diluted	$(0.48)	$(2.27)	$(0.84)	$(3.20)

Weighted-average shares outstanding, basic and diluted	43,249	7,890	42,860	6,737

Note Regarding Use of Non-GAAP Financial Measures

Kite provides non-GAAP net loss and non-GAAP net loss per share that include adjustments to GAAP figures. These adjustments to GAAP net loss exclude non-cash stock-based compensation expense. Kite believes that these non-GAAP financial measures, when considered together with the GAAP figures, can enhance an overall understanding of Kite’s financial performance. The non-GAAP financial measures are included with the intent of providing investors with a more complete understanding of Kite’s operating results. In addition, these non-GAAP financial measures are among the indicators Kite’s management uses for planning purposes and measuring Kite’s performance. These non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The non-GAAP financial measures used by Kite may be calculated differently from, and therefore may not be comparable to, non-GAAP financial measures used by other companies. Please refer below for a reconciliation of these non-GAAP financial measures to the comparable GAAP financial measures.

KITE PHARMA, INC.

Reconciliation of GAAP to Non-GAAP Net Loss

(In thousands, except per share amounts)

(unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2015	2014	2015	2014
Net loss attributable to common stockholders – GAAP	$(20,892)	$(17,890)	$(35,979)	$(21,588)
Adjustments:
Non-cash stock-based compensation expense	9,381	7,044	16,058	7,241

Net loss attributable to common stockholders – Non-GAAP	$(11,511)	$(10,846)	$(19,921)	$(14,347)

Net loss per share attributable to common stockholders, basic and diluted – GAAP	$(0.48)	$(2.27)	$(0.84)	$(3.20)
Adjustments:
Non-cash stock-based compensation expense per share	0.22	0.89	0.37	1.07

Net loss per share attributable to common stockholders, basic and diluted – Non-GAAP	$(0.26)	$(1.38)	$(0.47)	$(2.13)

Weighted average common shares outstanding, basic and diluted	43,249	7,890	42,860	6,737

CONTACT: Kite Pharma

Cynthia M. Butitta

Chief Financial Officer and Chief Operating Officer

310-824-9999

For Media: Justin Jackson

For Investor Inquiries: Lisa Burns and Carol Werther

Burns McClellan

212-213-0006

jjackson@burnsmc.com

lburns@burnsmc.com

cwerther@burnsmc.com